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EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

June 18, 2004

PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, CA 94085

        Re: PLX Technology, Inc. 1999 Stock Incentive Plan and NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 826,419 shares of your common stock, $0.001 par value (the "Common Shares") which will be issuable under the PLX Technology, Inc. 1999 Stock Incentive Plan and NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan (collectively the "Plans").

        As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Shares under the Plans (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

        Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Morrison & Foerster LLP

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  EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP